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                                                                       EXHIBIT 8

                    [LETTERHEAD OF LOCKE LIDDELL & SAPP LLP]




                                October 20, 2000

Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama   35233

Gentlemen:

         We have acted as counsel to Compass Bancshares, Inc., a Delaware corporation ("Compass"), in connection with (i) the planned merger (the "Merger") of Compass Acquisition, Inc., a Colorado corporation ("Compass FirsTier") and a wholly-owned first-tier subsidiary of Compass, with and into FirsTier Corporation, a Colorado corporation ("FirsTier"), pursuant to an Agreement and Plan of Merger, dated as of August 23, 2000, as amended, by and among Compass, Compass FirsTier and FirsTier (the "Merger Agreement"), pursuant to which the shareholders of FirsTier will receive solely Compass Common Stock in exchange for their FirsTier Common Stock, and (ii) the Registration Statement on Form S-4 of Compass, to which this opinion letter is filed as an exhibit (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         For purposes of the opinion set forth below, we have reviewed and relied upon the originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification, (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement/Prospectus") and (iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon certain statements and representations that will be made by Compass, Compass FirsTier, FirsTier, certain shareholders of FirsTier, and others as appropriate in connection with the Merger, which we will neither investigate nor verify. We have assumed that all such statements and representations will be true, correct, complete and not breached, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with and pursuant to the terms of the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the applicable laws of the State of Colorado and (iii) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.


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         Our opinion is based upon existing provisions of the Code, Treasury
Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts as in effect as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the statements contained in numbered paragraphs 1 through 5 of the section of the Proxy Statement/Prospectus entitled "Merger with FirsTier -- Federal Income Tax Consequences", insofar as such statements constitute legal conclusions or summaries of legal matters, are accurate.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion.

         This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Merger with FirsTier -- Federal Income Tax Consequences" and "Merger with FirsTier -- Other Terms and Conditions", in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                                Very truly yours,

                                                LOCKE LIDDELL & SAPP LLP


                                                By:  /s/ Robert M. Rutledge
                                                  -----------------------------
                                                         Robert M. Rutledge